EXHIBIT 99




       PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. The Company desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this exhibit in order to do so. The Act became law in late December 1995 and no official interpretations of the Act's provisions have been published. Accordingly, the Company hereby identifies the following important factors which could cause the Company's actual financial results to differ materially from any such results which might be projected, forecast, estimated or budgeted by the Company in forward-looking statements.

Through 1996, the Company was behind the revenue growth rate the Company estimated was necessary to achieve Plan 2000. Through 1997, the Company was behind the revenue growth rate the Company estimated was necessary to achieve the plan "Beyond 2000."

Grain traffic, in total, is subject to the supply domestically and internationally. A key factor affecting supply is the weather. Grain traffic for export is further impacted by changes in world supply and the agricultural and trade policies of both U.S. and foreign governments.

Coal  traffic   depends  on  stockpiles   and  weather  in  utilities'   service
territories. Deregulation in the utility industry may shift coal traffic patterns and cause pressure on rail rates.

Chemical traffic and paper shipments are sensitive to the economic cycles. Other forest products are also sensitive to industrial production and housing starts. Chemical traffic could be affected if other railroads decided to build new track into our current service territories.

Market  realities  for new  ventures,  such as the  terminals,  may differ  from
assumptions    because   of   changes   in   the    economy    and   timing   of
construction/expansion.

Because the Company's mainline track parallels the Mississippi River, barge competition is formidable. Barge rates fluctuate partially based on water levels and shipping conditions on the river.

The merger of SP and UP could result in the loss of the haulage moves the Company performs for the SP.

As to expenses, the most volatile are labor costs and fuel. Negotiating locally with the labor unions increases the risk of a strike and a strike may not be averted via governmental intervention as is frequently the case in national labor disputes in the transportation industry.

The variability of fuel prices can be offset via hedging but hedging also brings risk.

Finally, mergers in the railroad industry could create traffic diversions if the new entity routes traffic around the Company's routes or if it uses its size to block shippers' routing options or pricing.



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